Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-252525 and 333-270234 on Form S-8 of Dream Finders Homes, Inc. of our report dated November 13, 2025, relating to the consolidated financial statements of Beazer Homes USA, Inc. included in this Current Report on Form 8-K dated October 20, 2026.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
October 20, 2026